Exhibit 10.1

COMPENSATION AGREEMENT FOR JACQUELYN J. ORR

GENERAL COUNSEL, VICE PRESIDENT & SECRETARY

1.    Annual Salary:

May 16, 2008 to May 15, 2009: $325,000

May 16, 2009 to May 15, 2010: $350,000

2.    Annual Target Bonus:

$150,000—subject to Compensation Committee approval

3.    Severance Agreement:

If Ms. Orr should (i) resign for “good reason” or (ii) be terminated by the Company for any reason other than “cause”, then she shall receive one year of her then current salary, a pro-rated portion of her Target Bonus for that year, and all outstanding shares of restricted stock shall immediately vest. For purposes of this Agreement, “Good Reason” shall mean, in each case without the agreement of Ms. Orr (1) any material diminution of authority, duties or responsibilities, or removal from such position, excluding for this purpose (x) termination of her employment for Cause or temporarily as a result of her illness, disability, incompetency or other absence or (y) an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by Ms. Orr; or (2) any material diminution of her annual base salary or annual bonus opportunity; or (3) relocation of the Company’s New York executive offices to a location outside Manhattan.

ACCEPTED & AGREED TO:

Citadel Broadcasting Corporation:

By:	/s/ Farid Suleman
Farid Suleman, CEO

By:	/s/ Jacquelyn J. Orr
Jacquelyn J. Orr